Exhibit 10.45

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”), made and entered into on the 2nd day of January, 2014 (“Effective Date”) is by and between the Company (as defined below) and Joseph B. Freeman (the “Executive”).

WHEREAS, The Executive has heretofore been employed by the Company pursuant to the terms of an Employment Agreement effective as of November 29, 2010 (the “Agreement”).  The parties desire to amend the Agreement to reflect changes in the terms and conditions of the Executive’s employment.

WHEREAS, the Company wishes to employ the Executive and the Executive wishes to accept such employment upon the terms and conditions set forth in this Amendment, for the period beginning on the Effective Date and ending on the date as provided for in Section 3 of the Agreement (the “Employment Period”);

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      The parties agree to amend the Agreement by deleting Section 2 in its entirety and replacing it with the following:

Position.  The Company agrees to employ the Executive, and the Executive agrees to accept such employment, as President, Chief Executive Officer and Chief Operating Officer of Pioneer and President and Chief Operating Officer of MidCountry for the period stated in Section 3(a) hereof and upon the other terms and conditions herein provided.  The Executive agrees to perform faithfully such services as are reasonably consistent with the Executive’s positions and shall from time to time be assigned to the Executive by the Board or the Executive’s Supervisor in a trustworthy and businesslike manner for the purpose of advancing the interests of the Company.  At all times, the Executive shall manage and conduct the business of the Company in accordance with the policies established by the Board, and in compliance with applicable regulations promulgated by any regulatory agency having authority over the Company.  Responsibility for the supervision of the Executive shall rest with the Executive’s Supervisor, who shall review the Executive’s performance at least annually.  The Board or the Executive’s Supervisor shall also have the authority to terminate the Executive, subject to the provisions of this Agreement.

1.                                      The parties agree to amend the Agreement by deleting Section 4(a) in its entirety and replacing it with the following:

(a)                                 Salary.  Subject to the provisions of Sections 6 and 7 of this Agreement, the Company shall pay the Executive an initial Base Salary of $275,000.  Such initial Base Salary, or increased Base Salary, shall be payable in substantially equal installments in accordance with the Company’s normal pay practices, but not less frequently than monthly.  The Executive’s Base Salary shall be reviewed and approved at least annually by Executive’s Supervisor.

2.                                      The parties agree to amend the Agreement by deleting Section 4(d) in its entirety and replacing it with the following:

(d)                                 Reimbursement of Expenses.  The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of the Executive’s obligations and duties that are performed in compliance with the terms of this Agreement.  The Company will reimburse Executive for monthly dues of up to $625 for the Executive’s membership at a country club of the Executive’s choice.  The Executive shall comply with any limitations and reporting requirements with respect to expenses as may be provided in the applicable policies of the Company.

3.                                      The parties agree to amend the Agreement by adding new Section 4(f) following Section 4(e):

(f)                                   Restricted Stock Units.  The Company shall grant 5,000 Restricted Stock Units (the “RSUs”) pursuant to the 2012 MidCountry Financial Corp. Stock Incentive Plan on February 1, 2014.  The Company shall provide Executive with an Employee Restricted Stock Unit Agreement providing for the vesting of the RSUs over a three-year period with one-third of the RSUs vesting on the first, second and third anniversaries of the Effective Date.

4.                                      The parties agree that expect as specifically amended herein or consented to hereby, the Agreement shall continue in full force and effect in accordance with its original terms.

5.                                      This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement.  Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.  Delivery of a counterpart hereof by facsimile transmission or by email transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.  This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Missouri.

[Signature(s) on following page]

IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first written above.

MIDCOUNTRY BANK

By:	/s/ Steven W. Meads
Steven W. Meads
President and
Chief Executive Officer

PIONEER FINANCIAL SERVICES, INC.

By:	/s/ Joseph B. Freeman
Joseph B. Freeman
President

EXECUTIVE

/s/ Joseph B. Freeman
Joseph B. Freeman